Xenetic Biosciences Appoints Jeffrey F. Eisenberg to the Board of Directors

LEXINGTON, MA – (July 11, 2016) – Xenetic Biosciences, Inc. (OTCQB: XBIO) (“Xenetic” or the “Company”), a biopharmaceutical company developing next-generation biologic drugs and novel orphan oncology therapeutics, today announced that it has appointed Jeffrey F. Eisenberg to the Company’s Board of Directors.

Mr. Eisenberg is a life sciences executive with over 20 years of operational experience and a successful track record in value creation in both private and public companies. Over the course of his career, he has led all crucial areas of R&D, operations, manufacturing/quality, business development, strategic partnering, product development, commercialization, and talent management.

Commenting on the appointment, Scott Macguire, CEO of Xenetic Biosciences, stated, “We are very pleased to welcome Jeff to Xenetic’s Board of Directors. I have no doubt he will bring a valuable perspective to the Company on the corporate, operational, clinical and commercialization fronts during this important growth phase for Xenetic. His broad skill set complements our current board, and we fully expect to leverage his proven business acumen and solid industry experience.”

Prior to joining the Xenetic Board, Mr. Eisenberg served at Noven Pharmaceuticals, Inc. (“Noven”) for over a decade beginning as Vice President, General Counsel and Corporate Secretary and departing as the President and CEO and a member of the Board of Directors. As CEO, Mr. Eisenberg achieved several notable accomplishments including managing the integration of Noven and Hisamitsu following the acquisition of Noven in 2009, increasing the cash position from $78 million in the year of the acquisition to over $240 million at year end 2015 through organic growth without incurring debt, and achieving FDA approval for the first non-hormonal product to treat menopausal vasomotor symptoms. Mr. Eisenberg also served as Senior Vice President of Strategic Alliances, Interim President and CEO, and Executive Vice President while serving at Noven. Currently, Mr. Eisenberg serves as a member of the Board of Directors of Mabvax Therapeutics, Inc., a clinical-stage biopharmaceutical company focused on discovering and developing innovative vaccine and monoclonal antibody-based therapeutics for the diagnosis and treatment of cancer.

Jeffrey Eisenberg commented, “I am thrilled to be joining the team during this pivotal time for Xenetic. I believe Xenetic is currently taking important steps necessary to propel the Company towards its next phase of growth and believe it is poised to unlock the tremendous potential that exists within its deep pipeline.”

Mr. Eisenberg graduated Magna cum Laude from Wharton School, University of Pennsylvania with his Bachelor of Science degree in Economics and received his Doctor of Law degree from Columbia University Law School in New York.

About Xenetic Biosciences

Xenetic Biosciences, Inc. is a biopharmaceutical company developing next-generation biologic drugs and novel oncology therapeutics. Xenetic's proprietary drug technology platforms include PolyXen®, designed to develop next generation biologic drugs by extending the efficacy, safety and half-life of biologic drugs.

Xenetic's lead product candidates include ErepoXen™, a polysialylated form of erythropoietin for the treatment of anemia in pre-dialysis patients with chronic kidney disease, and FDA orphan designated oncology therapeutics Virexxa™ and Oncohist™ for the treatment of progesterone receptor negative endometrial cancer and refractory Acute Myeloid Leukemia.

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Xenetic is also working together with Baxalta Incorporated (formerly Baxter Healthcare) to develop a novel series of polysialylated blood coagulation factors, including a next generation Factor VIII. This collaboration relies on Xenetic's PolyXen technology to conjugate polysialic acid (“PSA”) to therapeutic blood-clotting factors, with the goal of improving the pharmacokinetic profile and extending the active life of these biologic molecules. Baxalta is one of the Company's largest shareholders having invested $10M in the common stock of the Company during 2014. The agreement is an exclusive research, development and license agreement which grants Baxalta a worldwide, exclusive, royalty-bearing license to Xenetic's PSA patented and proprietary technology in combination with Baxalta's proprietary molecules designed for the treatment of blood and bleeding disorders. Under the agreement, Xenetic may receive regulatory and sales target payments for total potential milestone receipts of up to $100 million plus royalties on sales.

Xenetic is also developing a broad pipeline of clinical candidates for next generation biologics and novel oncology therapeutics in a number of orphan disease indications. For more information, please visit the company's website at www.xeneticbio.com and connect on Twitter, LinkedIn, Facebook and Google+.

Forward-Looking Statements

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning, including statements regarding expected benefits of NGS cancer panels, the ability to accurately determine the heritable factors increasing the risk of cancer, permitting tailored treatment, screening and prevention of cancer in patients, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as the risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contact:

Jenene Thomas Communications, LLC.

Jenene Thomas

(908) 938-1475

jenene@jenenethomascommunications.com

Source: Xenetic Biosciences, Inc.

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